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                                                                    Exhibit 12.1

                      RATIO OF EARNINGS TO FIXED CHARGES

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
                                 Three months ended
                                      June 30,                                Years Ended December 31,
                               ---------  ----------      -----------------------------------------------------------------------
                                  2001       2000             2000            1999          1998          1997          1996
Earnings as defined:

  Profit before tax as           105,895    139,894          202,117         188,650       136,509       115,030        65,873
  reported
  Interest expense                10,532     10,551           22,924          25,968        34,450        38,312        39,625
  Rent expense                       567        517            1,033           1,067         1,200         1,108         1,166

Total earnings                   116,994    150,962          226,074         215,685       172,159       154,450       106,664

Fixed charges as defined:

  Interest expense                10,532     10,551           22,924          25,968        34,450        38,312        39,625
  Rental expense                     567        517            1,033           1,067         1,200         1,108         1,166

Total fixed charges               11,099     11,068           23,957          27,035        35,650        39,420        40,791

Ratio of earnings to fixed         10.54      13.64             9.44            7.98          4.83          3.92          2.61
charges
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